Exhibit 10.1

AMENDED AND RESTATED
SIMON PROPERTY GROUP, INC.
OTHER PLATFORM INVESTMENT INCENTIVE PROGRAM

1.            Purpose. The purposes of this Amended and Restated Simon Property Group, Inc. Other Platform Investment Incentive Program (the “Program”) is to attract, retain and incentivize certain executives and employees of Simon Property Group, Inc. (the “Company”) and its subsidiaries, including Simon Property Group, L.P. (the “Partnership”), in connection with, and to recognize the success of certain designated investments which are made by the Company outside of its historical core real estate business, by linking a portion of their compensation to the monetization of such investments. This Program is effective as of November 2, 2023 (the “Effective Date”). Effective as of the Effective Date, this Program amends and restates in its entirety that certain Other Platform Investment Incentive Program adopted by the Company on March 20, 2023.

2.            Definitions. Capitalized terms not otherwise defined in the Program shall have the respective meanings set forth below.

(a)            “2019 Plan” shall have the meaning set forth in Section 7(b).

(b)            “Aggregate Investment Condition” shall be deemed satisfied if, as of the date of a Monetization Event, the aggregate value of all Designated Investments (with respect to which a Majority Monetization Event has not occurred prior to such Monetization Event) is in excess of an amount equal to (x) the Company Group’s total investment in such Designated Investments as of the date of such Monetization Event plus (y) an eight percent (8%) cumulative preferred return on the Company Group’s total investment in such Designated Investments as of the date of such Monetization Event (reduced by any cash distributions received by the Company Group prior to such Monetization Event), calculated annually through the date of such Monetization Event.

(c)            “Allocation Amount” shall have the meaning set forth in Section 6.

(d)            “Allocation Percentage” shall have the meaning set forth in Section 4.

(e)            “Board” means the Board of Directors of the Company.

(f)            “Code” shall have the meaning set forth in Section 8.

(g)            “Committee” shall mean the Compensation and Human Capital Committee of the Board.

(h)            “Company Group” shall mean the Company and the Partnership and their respective subsidiaries and affiliates.

(i)            “Designated Investment” shall mean each investment set forth on Addendum A attached hereto and each other investment (or pooled group of investments) outside of the Company’s historical core real estate business that is designated as a Designated Investment by the Committee from time to time. In determining which investments by the Company shall be designated as a Designated Investment, the Committee shall consider recommendations by the Chief Executive Officer of the Company.

(j)            “Majority Monetization Event” shall mean a Monetization Event of at least a majority of the Company’s interests in a Designated Investment, as determined by the Committee in its discretion.

(k)            “Monetization Event” shall mean any transaction or series of transactions in which the Company Group receives proceeds or consideration in respect of a Designated Investment, as determined by the Committee, including, without limitation a sale, disposition or other transfer of some or all of the Company’s interests in a Designated Investment (other than to a member of the Company Group), a recapitalization or special dividend, or a change in control or similar transaction; provided, however, that a Monetization Event shall not include the receipt by the Company Group of regular or ordinary dividends or distributions in respect of a Designated Investment.

(l)            “Net Proceeds” shall mean the aggregate proceeds or consideration received by the Company Group from a Monetization Event, net of all amounts paid by the Company in respect of the Designated Investment, less any costs paid or incurred as a result of such Monetization Event, as determined conclusively by the Committee and calculated upon the consummation of such Monetization Event.

(m)            “OPI Awards” shall have the meaning set forth in Section 7(b).

(n)            “OPI Cash Award” shall have the meaning set forth in Section 7(b).

(o)            “OPI Equity Award” shall have the meaning set forth in Section 7(b).

(p)            “Partial Monetization Event” shall mean a Monetization Event that is not a Majority Monetization Event.

(q)            “Participant” shall mean an executive or employee of the Company Group approved by the Committee to be a Participant under the Program.

(r)            “Pool” shall have the meaning set forth in Section 5(a).

(s)            “Pool Amount” shall have the meaning set forth in Section 5(a).

(t)            “Pool Funding Hurdle” shall mean, with respect to a Designated Investment, an amount equal to the sum of (i) the Company Group’s net remaining cash investment as of the consummation of the Monetization Event of such Designated Investment, plus (ii) eight percent (8%) of the cumulative preferred return on the Company Group’s total investment in such Designated Investment as of the date of the consummation of such Monetization Event (reduced by any cash distributions received by the Company Group prior to such Monetization Event), calculated annually through the date of such Monetization Event.

(u)            “Reserved Pool” shall have the meaning set forth Section 5(b).

(v)            “Qualifying Monetization Event” shall have the meaning set forth in Section 5(a).

(w)            “Qualifying Partial Monetization Event” shall have the meaning set forth in Section 5(b).

(x)            “Unused Pool Reallocation” shall have the meaning set forth in Section 4.

3.            Administration. The Program shall be administered by the Committee, which shall have the authority to establish from time to time such regulations, and make all such determinations, as the Committee deems necessary or advisable for the administration of the Program. The Committee shall have the sole responsibility for the administration of this Program and shall have the exclusive right to interpret the provisions of this Program and to determine any question arising hereunder or in connection with the administration of this Program, including the remedying of any omission, inconsistency, or ambiguity, and its decision or action in respect thereof shall be final, conclusive, and binding upon any and all Participants. The Committee may, in its sole discretion and by appropriate resolution, delegate its responsibilities under this Section 3 to any member of the Committee or of the Board.

4.            Eligibility; Allocation Percentage. With respect to each Designated Investment, prior to a Qualifying Monetization Event or Qualifying Partial Monetization Event of such Designated Investment, the Committee shall determine the Participants and their respective percentage allocations (each, an “Allocation Percentage”) of (a) the Pool established by the Committee in connection with a Qualifying Monetization Event or (b) the Reserved Pool that will be established in connection with a Qualifying Partial Monetization Event. The Chief Executive Officer of the Company shall recommend eligible Participants and their respective Allocation Percentages to the Committee, other than with respect to his or her own participation and Allocation Percentage. Participants and their respective Allocation Percentages with respect to Designated Investments as of the Effective Date are set forth on Addendum B. Participants and Allocation Percentages with respect to Designated Investments made after the Effective Date shall be determined by the Committee or, with respect to future or additional individuals who are not Participants with respect to Designated Investments made prior to the Effective Date, may be determined by the Committee from time to time prior to a Monetization Event or Majority Monetization Event with respect to such Designated Investment. Notwithstanding the foregoing, with respect to any Designated Investment, in the event that a Qualifying Monetization Event occurs and less than 100% of the Pool has been allocated to Participants, the unallocated portion of such Pool shall thereupon automatically be reallocated to Participants who have an Allocation Percentage in such Designated Investment on a pro rata basis, and each Participant’s Allocation Percentage shall be increased accordingly (an “Unused Pool Reallocation”); provided, however, that notwithstanding the foregoing, any unallocated portion of such Pool attributable to reductions made by the Committee pursuant to Section 6 below shall not be reallocated to Participants and shall instead be retained by the Company Group.

5.            Calculation of Pool.

(a)            Monetization Event. If, upon a Majority Monetization Event of a Designated Investment, the Aggregate Investment Condition is satisfied and the Net Proceeds are at least equal to the Pool Funding Hurdle (a “Qualifying Monetization Event”), then the Committee shall establish a pool (the “Pool”) equal to 9.9% of (x) the Net Proceeds received by the Company in connection with the consummation of such Monetization Event less (y) the Pool Funding Hurdle (the “Pool Amount”).

(b)            Partial Monetization Event. If, upon a Partial Monetization Event of a Designated Investment, the Net Proceeds are at least equal to the Pool Funding Hurdle (a “Qualifying Partial Monetization Event”), then the Committee shall establish and reserve a pool (the “Reserved Pool”) in an amount equal to the Pool Amount, calculated in accordance with Section 5(a) above. If, following a Qualifying Partial Monetization Event, there is a Monetization Event or another Partial Monetization Event with respect to the same Designated Investment that, together with any such Qualifying Partial Monetization Event, results in a Qualifying Monetization Event, the Committee shall add the Reserved Pool to the Pool that is established and calculated in accordance with Section 5(a) above. For the avoidance of doubt, in no event shall any Reserved Pool result in a duplication or double counting for purposes of the Pool Amount determined under Section 5(a).

6.            Allocation Amounts. If a Qualifying Monetization Event occurs, then, promptly following the Committee’s establishment of the Pool in accordance with Section 5(a) above, Committee shall determine each Participant’s allocation of the Pool (the “Allocation Amount”) by multiplying such Participant’s Allocation Percentage by the Pool Amount. To the extent that a Qualifying Partial Monetization Event had previously occurred with respect to the same Designated Investment, the Committee shall include (without duplication) in each Participant’s Allocation Amount an amount equal to the product obtained by multiplying such Participant’s Allocation Percentage by the Reserved Pool. Notwithstanding anything contained herein, the Committee may in its sole discretion reduce (but not increase, except pursuant to an Unused Pool Reallocation) a Participant’s Allocation Amount at any time at or prior to the calculation thereof, and the amounts attributable to any such reduction(s) to Participants’ Allocation Amounts shall be retained by the Company Group.

7.            Payment of Allocation Amount.

(a)            Timing of Payment. Payments to Participants of their respective Allocation Amounts shall be made on a date or dates determined by the Committee on or after the date on which the Net Proceeds have been received by the Company in connection with the applicable Qualifying Monetization Event, subject to the applicable Participant’s employment with the Company Group on the applicable grant date. Unless otherwise determined by the Committee, in the event that a Participant’s employment with the Company Group terminates for any reason prior to the date on which the payment of such Participant’s Allocation Amount is made, such Participant shall forfeit and cease to have any right or interest with respect to such Allocation Amount or any OPI Award in respect thereof. Payment of an Allocation Amount may be made as a single OPI Award or as one or more separate OPI Awards and any such OPI Award may be made at or any time after the date on which such Net Proceeds are received by the Company, in each case as determined by the Committee in its discretion.

(b)            Form of Payment. The payment of Participants’ Allocation Amounts may be in the form of restricted stock awards covering shares of the Company’s common stock, restricted stock units covering shares of the Company’s common stock, or LTIP Units (as defined in the 2019 Plan) (each, an “OPI Equity Award”), or, solely in the case of an individual who is not a “named executive officer” of the Company at the time of grant, cash (each, a “OPI Cash Award,” and together with OPI Equity Awards, “OPI Awards”), in each case as determined by the Committee in its discretion. The form of payment may differ among Participants and among Designated Investments. In determining the form of such payments, the Committee shall consider recommendations by the Chief Executive Officer of the Company. Each OPI Equity Award shall be granted under the Partnership’s 2019 Stock Incentive Plan (as may be amended and restated from time to time, or any successor plan the “2019 Plan”) and shall cover a number of shares or units, as applicable, determined by dividing the applicable Participant’s Allocation Amount by the Fair Market Value (as defined in the 2019 Plan) as of the applicable date of grant. All OPI Equity Awards shall be subject to the terms and conditions of the 2019 Plan and an award agreement thereunder.

(c)            Vesting. Unless otherwise determined by the Committee, subject to Section 7(d) below, each OPI Award granted in accordance with this Section 7 shall vest in three equal annual installments following the applicable date of issuance, subject to the Participant’s continued employment or service through the vesting date.

(d)            Forfeiture. In the event of a termination of a Participant’s employment or service with the Company Group for any reason, such Participant’s OPI Award(s), to the extent unvested, will automatically be forfeited and cancelled as of the date of such termination.

8.            Section 409A. The provisions regarding all payments to be made hereunder shall be interpreted in such a manner that all such payments either comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code or as otherwise provided by Section 409A of the Code. To the extent that any amounts payable hereunder are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, such amounts shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A of the Code and the payment of any such amounts may not be accelerated or delayed except to the extent permitted by Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to any Participant or any other person if any payments under any provisions of this Program are determined to constitute deferred compensation under Section 409A of the Code that are subject to the additional tax under Section 409A of the Code.

9.            Amendment or Termination of Program. Except as otherwise provided herein (including, without limitation, the Committee’s ability to discontinue the Program or any Designated Investment’s inclusion in the Program), the Committee may amend or terminate this Program at any time or from time to time.

10.            Limitation of Liability. Subject to its obligation to make payments as provided for hereunder, neither the Company, nor any person acting on its behalf shall be liable for any act performed or the failure to perform any act with respect to this Program, except in the event that there has been a judicial determination of willful misconduct on the part of the Company or such person. The Company is not under any obligation to fund any of the payments required to be made hereunder in advance of their actual payment or to establish any reserves with respect to this Program.

11.            Miscellaneous.

(a)            No Contract for Continuing Services. This Program shall not be construed as creating any contract for continued services between the Company or any member of the Company Group or any of their respective subsidiaries or affiliates and any Participant and nothing herein contained shall give any Participant the right to be retained as an employee of the Company, any member of the Company Group entity or any of their respective subsidiaries or affiliates.

(b)            Clawback. All awards and amounts payable under this Program shall be subject to any clawback or compensation recovery policy adopted by the Company from time to time.

(c)            Unfunded Program. The Program shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, the Program shall not establish any fiduciary relationship between the Company or any of its subsidiaries or affiliates and any Participant. To the extent that any Participant holds any rights by virtue of an award under the Program, such right shall be no greater than the right of an unsecured general creditor of the Company or any of its subsidiaries.

(d)            Governing Law. The Program shall be construed in accordance with and governed by the laws of the state of Delaware, without regard to principles of conflict of laws of such state.

(e)            Tax Withholding. The Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld with respect to such payments.

(f)            Effect on Other Plans. Nothing in this Program shall be construed to limit the rights of Participants under the benefit plans, programs or policies of the Company Group.

(g)            Benefits and Burdens. This Program shall inure to the benefit of and be binding upon the Company and the Participants, their respective successors, executors, administrators, heirs and permitted assigns.

(h)            Enforceability. If any portion or provision of this Program shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Program, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Program shall be valid and enforceable to the fullest extent permitted by law.

(i)            Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Program, or the waiver by any party of any breach of this Program, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(j)            Notices. Any notices, requests, demands, and other communications provided for by this Program shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to a Participant at the last address the Participant has filed in writing with the Company, or to the Company at their main office, attention of the Committee.

Addendum A

Designated Investments

1.	ABG/SPARC, consisting of:

i.	Authentic Brands Group

ii.	ABG-SPG ES, LLC (Enterprise Solutions)

iii.	SPARC Group

2.	JC Penney

3.	Rue Gilt Groupe

4.	Jamestown

Addendum B

[Intentionally Omitted]